Exhibit 99.1

                                  PRESS RELEASE

                                                                January 11, 2006
                                                       Contact: Tiffany K. Glenn
                                                                  (757) 217-1000

                            HMPR INCREASES DIVIDEND:
                     PARENT COMPANY OF BANK OF HAMPTON ROADS
                        TO PAY $1,600,000 TO SHAREHOLDERS

CHESAPEAKE, VA - On Tuesday, January 10, 2006, the Board of Directors of Hampton Roads Bankshares, Inc. (OTCBB: HMPR), parent company of Bank of Hampton Roads, declared a semi-annual dividend in the amount of $0.20 per share on its common stock, payable on March 15, 2006, to shareholders of record as of February 15, 2006. This represents an 11% increase over the $0.18 per share dividend paid on September 15, 2005. Total dividends paid in consideration of the Bank's strong financial performance in 2005 will exceed $3.1 million, a 7% increase over that paid in consideration of the prior year's earnings.

Based upon the Company's closing stock price of $10.85 on January 10, 2006, the combined dividends for 2005, which total $0.38 per share, equate to a cash yield of 3.50% on shareholders' investments. Since the Company began paying dividends in 1992, shareholders have received eighteen consecutive payments totaling over $19,000,000. The increased dividend is an indication of the Company's financial strength as well as the Board's confidence in its business going forward.

Management recently unveiled a new advertising campaign to help spread the word about the Bank's excellent customer service and friendly way of doing business. The ads feature testimonials from some of the Bank's best customers while spotlighting its new location in Downtown Norfolk. The campaign is currently airing on all of the major television networks and various cable channels. It has been well-received by customers.

Shares of Hampton Roads Bankshares common stock are traded on the Over the Counter Bulletin Board under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

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